EXHIBIT 10.08
                                                                   -------------












                  THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
                     EXECUTIVES' DEFERRED COMPENSATION PLAN



                         EFFECTIVE DATE: JANUARY 1, 2005

                                   ADOPTION OF
                  THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
                     EXECUTIVES' DEFERRED COMPENSATION PLAN
--------------------------------------------------------------------------------

         Pursuant to resolutions adopted by the Board of Directors of The National Bank of Indianapolis Corporation, an Indiana corporation (the "Corporation"), the undersigned officers of the Corporation hereby adopt The National Bank of Indianapolis Corporation Executives' Deferred Compensation Plan, effective as of January 1, 2005, on behalf of the Corporation, in the form attached hereto.

         Dated this 15th day of December, 2005.

                                               THE NATIONAL BANK OF INDIANAPOLIS
                                               CORPORATION



                                               By: /s/ Michael S. Maurer
                                                   -----------------------------
                                                   Michael S. Maurer, Chairman



ATTEST:


/s/ David R. Frick
-----------------------------
David R. Frick, Secretary

                                TABLE OF CONTENTS


Article I INTRODUCTION 1

         Section 1.1   Purpose.................................................1
         Section 1.2   Structure...............................................1
         Section 1.3   Administration..........................................1
         Section 1.4   Definitions.............................................2


Article II ELIGIBILITY 6

         Section 2.1   Eligibility.............................................6
         Section 2.2   No Contract of Employment...............................6


Article III PARTICIPANT DEFERRALS AND CORPORATION CONTRIBUTIONS................6

         Section 3.1   Participant Deferrals...................................6
         Section 3.2   Deferral Elections......................................6
         Section 3.3   Participant Deferral Limits.............................7
         Section 3.4   Matching Contributions..................................7
         Section 3.5   Supplemental Contributions..............................7
         Section 3.6   Allocation of Deferrals and Contributions...............8
         Section 3.7   Application of Earnings and Adjustment of Earnings
                       Rate....................................................8
         Section 3.8   Adjustments to Bookkeeping Accounts.....................8
         Section 3.9   Unsecured Contractual Rights............................9


Article IV VESTING AND DISTRIBUTIONS...........................................9

         Section 4.1   Vesting.................................................9
         Section 4.2   Time of Payment of Benefits............................10
         Section 4.3   Form of Payment of Benefits............................10
         Section 4.4   Death of Participant and Beneficiary Designation.......10
         Section 4.5   Repayment of Benefits..................................11


Article V PLAN ADMINISTRATION.................................................11

         Section 5.1   Administration by the Committee........................11
         Section 5.2   Powers and Responsibilities of the Committee...........11
         Section 5.3   Claims Procedure.......................................12
         Section 5.4   Income and Employment Tax Withholding..................13


Article VI AMENDMENT AND TERMINATION..........................................13

         Section 6.1   Amendment of the Plan..................................13

         Section 6.2   Termination of the Plan................................13


Article VII MISCELLANEOUS.....................................................13

         Section 7.1   Gender and Number......................................13
         Section 7.2   Severability...........................................13
         Section 7.3   Governing Law..........................................13
         Section 7.4   Headings...............................................14
         Section 7.5   Evidence...............................................14
         Section 7.6   No Effect on Employment or Service.....................14
         Section 7.7   Participation..........................................14
         Section 7.8   Liability and Indemnification..........................14
         Section 7.9   Nontransferability.....................................15
         Section 7.10  Funding................................................15
         Section 7.11  Incapacity of Participant or Beneficiary...............15
         Section 7.12  Corporate Successors...................................16
         Section 7.13  Evidence...............................................16
         Section 7.14  Action by the Corporation..............................16
         Section 7.15  Information to be Furnished by Participants............16

                                   ARTICLE I
                                   ---------
                                  INTRODUCTION
                                  ------------

         Section 1.1 Purpose. The purpose of The National Bank of Indianapolis Corporation Executives' Deferred Compensation Plan (the "Plan") is to provide executive officers of the Corporation's wholly owned subsidiary, The National Bank of Indianapolis (the "Bank"), with deferred compensation benefits in addition to benefits attributable to compensation deferred under The National Bank of Indianapolis 401(k) Savings Plan (the "Savings Plan"). It is the intention of the Corporation that the Plan constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Consequently, it will be administered and its provisions interpreted consistently with that intention.

         Section 1.2 Structure . The Plan is divided into three components, as follows:

         (a) A "Participant Deferral" component pursuant to which, effective for Plan Years commencing on and after January 1, 2006, the Corporation may make a contribution to the Plan on behalf of a Participant in accordance with a written deferral agreement between the Participant and the Bank.

         (b) A "Matching Contribution" component pursuant to which, effective for Plan Years commencing on and after January 1, 2006, Participant Deferrals can be matched by a contribution made by the Corporation, as follows:

                  (i) A specified match equal to 50 percent of Participant Deferrals; and

                  (ii) An additional, discretionary match in such amount as may be determined by the Committee in its sole discretion.

         (c) A "Supplemental Contribution" component pursuant to which, effective for Plan years commencing on and after the Effective Date, the Corporation may make a contribution to the Plan on behalf of a Participant in such amount as may be determined by the Committee in its sole discretion.

         The term "contribution" is used in the Plan solely for ease of reference. "Contributions" hereunder are merely credits to a Participant's bookkeeping account.

         Section 1.3 Administration. The Plan will be administered by the Committee. The Committee may, from time to time, adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed, by certified mail, return receipt requested, postage paid, to The National Bank of Indianapolis, 107 North Pennsylvania Street, Suite 700, Indianapolis, Indiana 46204, Attention: Compensation Committee.

Section 1.4 Definitions. Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases will have the meanings stated below unless a different meaning is plainly required by the context:

         (a) "Bank" means The National Bank of Indianapolis, the wholly owned subsidiary of the Corporation.

         (b) "Base Salary" means a Participant's annual base salary payable by the Bank in cash for a Plan Year, unreduced by Participant Deferrals or salary reduction contributions made on behalf of the Participant under a plan which qualifies under Section 401(k), 132(f) and/or 125 of the Code.

         (c)      "Board" means the Board of Directors of the Corporation.

         (d) "Bonus" means the annual bonus payable to a Participant, in the Plan Year following the Plan Year to which the Bonus relates, under the Bank's annual (i) Incentive Plan, and (ii) Top Management Discretionary Bonus Plan.

         (e) "Cause" means (i) action by a Participant involving willful misconduct or gross negligence which is materially injurious to the Corporation, (ii) the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company to terminate a Participant's employment,
                  (iii) conviction of a Participant of the commission of any criminal offense involving dishonesty or breach of trust, or
                  (iv) any intentional breach by a Participant of a material term, condition or covenant of his severance agreement with the Corporation.

         (f)      "Change in Control of the Corporation" means:

                  (i) A Change in Control will occur on the date that any person, or group of persons (as defined below), acquires ownership of stock of the Corporation that, together with any stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the issued and outstanding shares of the Corporation. However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the issued and outstanding stock of the Corporation, the acquisition of additional stock by the same person or group will not be considered to cause a Change in Control. An increase in the percentage of stock owned by any person or group as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock.

                           For purposes of this subsection (f), persons will not be considered to be acting as a group solely because they purchase or own stock at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the

                           Corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

                  (ii) A Change in Control will occur when: (A) any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Corporation which possesses 50 percent or more of the total voting power of the Corporation's issued and outstanding stock; or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Corporation, the acquisition of additional control of the Corporation by the same person(s) will not be considered to cause a Change in Control.

                  (iii) A Change in Control will occur on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the Corporation's assets immediately prior to such acquisition(s). For purposes of this paragraph (iii), "gross fair market value" means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing provisions of this paragraph (iii), there will be no Change in Control under this paragraph (iii) in the case of a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; furthermore, a transfer of assets by the Corporation is not treated as a Change in Control if the assets are transferred to: (A) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to his stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (C) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the Corporation's issued and outstanding stock; or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person or group described in (C); furthermore, a transfer of assets the proceeds of which are retained by the transferor corporation(s) to finance continuing operations, rather than distributed to shareholders, will be disregarded for purposes of this paragraph (iii). For purposes of this paragraph (iii) and except as otherwise provided herein, a person's status will be determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction, will not be treated as a Change in Control.

                           Notwithstanding the foregoing, a Change in Control of
                  the Corporation will not occur as a result of the issuance of stock by the Corporation in connection with any private placement offering of its stock or any public offering of its stock.

         (g) "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section, guidance issued by the Internal Revenue Service or the Treasury Department with respect to such section, any valid regulation promulgated under such section, and any comparable provision of any future law, legislation or regulation amending, supplementing or superseding such section or regulation.

         (h)      "Committee" means the Compensation Committee of the Board.

         (i) "Corporation" means The National Bank of Indianapolis Corporation, the parent corporation of the Bank.

         (j) "Earnings Rate" means the monthly average constant rate of interest on 10-year Treasury securities for the 12-month period ended on September 30 of the year prior to the Plan Year to which the Earnings Rate will apply, plus 150 basis points.

         (k)      "Effective Date" means January 1, 2005.

         (l) "Matching Contributions" means amounts credited by the Corporation to a Participant's Matching Contribution Account in accordance with Section 3.4.

         (m) "Matching Contribution Account" means that portion of a Participant's individual bookkeeping account maintained in accordance with Section 3.6. attributable to:

                  (i) Matching Contributions allocated to such Participant pursuant to Section 3.4; and

                  (ii) Adjustments to his Matching Contributions Account, reduced by any distributions from such account pursuant to Article IV.

         (n) "Participant" means a salaried executive employee of the Bank designated by the Committee as eligible to participate in the Plan.

         (o) "Participant Deferral Account" means the portion of a Participant's individual bookkeeping account maintained in accordance with Section 3.6. attributable to

                  (i) Participant Deferrals allocated to such Participant pursuant to Section 3.1; and

                  (ii) Adjustments to his Participant Deferral Account, reduced by any distributions from such account pursuant to Article IV.

         (p) "Participant Deferrals" means amounts credited by the Corporation to a Participant Deferral Account, at the election of a Participant, in lieu of receiving Base Salary and/or Bonus, pursuant to a written agreement between the Participant and the Bank.

         (q) "Plan" means the deferred compensation plan embodied herein, as amended from time to time, known as The National Bank of Indianapolis Executives' Deferred Compensation Plan.

         (r) "Plan Year" means the 12-month period beginning each January 1 and ending on the following December 31.

         (s) "Supplemental Contribution Amount" means that portion of the individual bookkeeping account maintained in accordance with
                  Section 3.6 attributable to

                  (i) Supplemental Contributions allocated to such Participant pursuant to Section 3.5; and

                  (ii) The Adjustments to his Supplemental Contributions Account, reduced by any distributions from such account pursuant to Article IV.

         (t) "Supplemental Contributions" means amounts credited by the Corporation to a Participant's Supplemental Contribution Account in accordance with Section 3.5

         (u) "Total and Permanent Disability" means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this subsection (r), a Participant who, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Bank will be deemed to be Totally and Permanently Disabled. The Committee will be the sole and final judge of disability, as defined herein, after consideration of such evidence as it may require, including the reports of such physician or physicians as it may designate. Notwithstanding the foregoing, a disability will not qualify under the Plan if it is the result, as determined by the Committee in its sole discretion, of (a) an intentionally self-inflicted injury or an intentionally self-induced sickness, or (b) an injury or disease contracted, suffered or incurred while participating in a criminal offense. The determination of disability for purposes of the Plan will not be construed to be an admission of a disability for any other purpose.


                                   ARTICLE II
                                   ----------
                                   ELIGIBILITY
                                   -----------

         Section 2.1 Eligibility. Participation in the Plan is limited to members of a select group of management or highly compensated employees of the Bank who are designated by the Board or Committee as a "Participant." A Participant will commence participation in the Plan as of the date specified by the Board or Committee. A Participant may be removed as an active Participant by the Committee effective as of any date, so that he will not be entitled to make Participant Deferrals or receive Corporation Matching Deferrals or Supplemental Contributions on or after that date.

         Section 2.2 No Contract of Employment. Neither the Plan nor any deferral or contribution made hereunder will constitute a contract of employment. Participation in the Plan does not give any Participant the right to be retained in the employ of the Bank and does not limit in any way the right of the Board or the Bank to change the duties or responsibilities of any employee or to terminate the employment of any employee.

                                  ARTICLE III
                                  -----------
               PARTICIPANT DEFERRALS AND CORPORATION CONTRIBUTIONS
               ---------------------------------------------------

         Section 3.1 Participant Deferrals. Effective for Plan Years commencing on and after January 1, 2006, subject to the terms and limitations of this
Article III, a Participant may elect, pursuant to Section 3.2, to have up to 50 percent of his total Base Salary and Bonus for any Plan Year, calculated on an aggregate basis, withheld from his pay and credited to his Participant Deferral Account as a "Participant Deferral."

         Section 3.2 Deferral Elections. Participant Deferrals will be withheld from a Participant's Base Salary and/or Bonus and credited to the Participant's Deferral Account in accordance with the following:

         (a) Requirement for Deferral Elections. As a condition to the Bank's obligation to withhold and the Committee's obligation to credit Participant Deferrals pursuant to Sections 3.1 and 3.6, the Participant must complete and file a deferral election form with the Committee (on a form or forms prescribed by the Committee). A Participant can make separate elections with regard to Base Salary and Bonuses.

         (b) Timing of Execution and Delivery of Elections. To be effective, a Participant's deferral election must be executed and delivered to the Committee (i) in the case of Base Salary, not later than the December 31st prior to the first day of the Plan Year in which the Base Salary will be paid; and (ii) in the case of a Bonus paid under the annual Incentive or Top Management Discretionary Bonus Plan, not later than June 30th of the Plan Year in which the services which give rise to the Bonus are rendered.

         (c) Revocation and Modification of Deferral Elections. Once made, a deferral election with respect to Base Salary will remain in effect with respect to future Base Salary unless the election is revoked. To be effective, a revocation of an election to defer Base Salary must be filed on or before the 15th day of the month prior to the month the revocation becomes effective. Once made, a deferral election with respect to a Bonus cannot be revoked. Likewise, a deferral election with respect to a Bonus will only apply to such Bonus. If a Participant determines to defer all or part of a subsequent Bonus, he must timely file a new deferral election with respect to such Bonus.

                  If a deferral election is revoked, a deferral election cannot be made for the Plan Year in which the revocation is effective but rather can only be made with respect to a later Plan Year. Such new election must be made by the time(s) specified in subsection 3.2(b). Once made, a deferral election cannot be modified in the current Plan Year but rather can only be modified (and then only in the case of a deferral election with respect to Base Salary) with respect to a later Plan Year. Such modification must be made by the time(s) specified in subsection 3.2(b). Revocations and modifications must be made on a form or forms prescribed by the Committee.

         Section 3.3 Participant Deferral Limits . A Participant may elect to defer, on an aggregate basis, up to 50 percent of his Base Salary and any Bonus for a Plan Year.

         Example: A Participant's Base Salary is $200,000 and his total Bonus for a Plan Year is $100,000. The Participant can defer up to $150,000 (50 percent of $300,000) in any combination. Thus, the Participant could defer 50 percent of his Base Salary and 100 percent of his Bonus.

         For purposes of applying the 50 percent limitation to a Bonus, the Bonus will be counted in the Plan year to which it relates rather than the Plan Year in which it is paid.

         Section 3.4 Matching Contributions. For each Plan Year commencing on and after January 1, 2006, the Bank will and may, respectively, make a Matching Contribution on behalf of a Participant who has made Participant Deferrals for such Plan Year, as follows:

         (a) Specified Matching Contribution. A specified Matching Contribution equal to 50 percent of the Participant Deferrals for the Plan Year.

         (b) Discretionary Matching Contribution. An additional Matching Contribution in such amount as may be determined by the Committee in its discretion.

         Section 3.5 Supplemental Contributions. For each Plan Year commencing on and after the Effective Date, the Bank may contribute on behalf of a Participant a Supplemental Contribution in such amount as may be determined by the Committee in its discretion, on a Participant-by-Participant basis.

         Section 3.6 Allocation of Deferrals and Contributions.

         (a) Bookkeeping Account. The Committee will establish and maintain a bookkeeping account in the name of each Participant, to which the Committee will credit all amounts to be allocated to each Participant pursuant to this Article. Each bookkeeping account will be comprised of whichever of the following subaccounts are applicable: Participant Deferral Account, Matching Contributions Account and Supplemental Contributions Account.

         (b) Allocations to Bookkeeping Accounts. A Participant's Deferral Account will be credited with Participant Deferrals made under
                  Section 3.1 as of the date on which the Base Salary and/or Bonus to which the Participant's deferral election relates would have otherwise been paid to him. In addition, as of the last day of each Plan Year, a Participant's bookkeeping account will be credited with the Matching and/or Supplemental Contributions for the Participant under Sections 3.5 and 3.6 for that year.

         Section 3.7 Application of Earnings and Adjustment of Earnings Rate. Each Participant's bookkeeping account will be credited with a hypothetical rate of return based on the Earnings Rate. Not later than December 1st of each Plan Year, the Committee will communicate the Earnings Rate for the following Plan Year to all Participants.

         (a) Crediting of Earnings. As of the last day of each calendar quarter, each Participant's bookkeeping account will be credited with a hypothetical amount of investment earnings for the quarter then ended based on the Earnings Rate in effect for such period, in accordance with Section 3.6(b).

         (b) Notification to Participants. Not later than December 1st of each Plan Year, the Committee will notify each Participant in writing of the Earnings Rate for the next Plan Year.

         Section 3.8 Adjustments to Bookkeeping Accounts. As of the last day of each calendar quarter (and as of any other date selected by the Committee), Participants' bookkeeping accounts will be adjusted as follows:

                  (i) First, by charging a Participant's Deferral, Matching and Supplemental Contributions Accounts, on a pro rata basis, with any payments made to or on behalf of the Participant or his Beneficiary since the last quarterly accounting.

                  (ii) Second, by crediting the balances in each Participant's accounts with an amount equal to one-fourth of the annual Earnings Rate multiplied by the account balances determined under the previous step.

                  (iii) Third, by crediting each Participant's Deferral Account with any Participant Deferrals that are required to be credited to such account as of that date in accordance with Section 3.6.

                  (iv) Finally, by crediting each Participant's Matching and Supplemental Contributions Accounts with any Matching and/or Supplemental Contributions that are to be credited to such account as of that date.

         Section 3.9 Unsecured Contractual Rights. The Plan at all times shall be unfunded and shall constitute a mere promise by the Corporation to make benefit payments in the future. Notwithstanding any other provision of the Plan, neither a Participant nor his designated beneficiary will have any preferred claim on, or any beneficial ownership interest in, any assets of the Employer prior to the time benefits are paid as provided in Article IV, including any Base Salary and/or Bonus deferred hereunder by the Participant. All rights created under the Plan are mere unsecured contractual rights of the Participant.

                                   ARTICLE IV
                                   ----------
                            VESTING AND DISTRIBUTIONS
                            -------------------------

         Section 4.1 Vesting. A Participant's Deferral Account will at all times be 100 percent vested. Subject to the provisions of Section 4.5, a Participant's Matching and/or Supplemental Contributions Accounts will be 100 percent vested as of the earliest to occur of:

         (a)      The date the Participant attains age 62;

         (b)      The date the Participant dies;

         (c)      The date the Participant becomes Totally and Permanently
                  Disabled; or

         (d)      The date on which there is a Change in Control.

         If a Participant's employment with the Bank ends due to any circumstances other than those described in subsections (a) through (c) or if there has been no Change in Control at the time the Participant's bookkeeping account is otherwise scheduled for distribution, the vested portion of his Matching and Supplemental Contributions Accounts will be determined under the following schedule:

                  Years of Service     Vested Percentage    Forfeited Percentage
                  Less than 1                   0%                   100%
                  1                             20%                  80%
                  2                             40%                  60%
                  3                             60%                  40%
                  4                             80%                  20%
                  5 or more                     100%                 0%

         For purposes of this Section, a Participant's years of service from and after the Effective Date will be counted; and, years of service will be calculated on the same basis as years of service under the Savings Plan.

         Notwithstanding any other provision of the Plan or any written agreement between a Participant and the Corporation or Bank, if a Participant
(i) incurs a termination of service for Cause; (ii) incurs a termination of service for a reason other than Cause but the Board thereafter determines, in its sole discretion, that while the Participant was employed, he committed one or more acts that would have constituted grounds for termination of service for Cause; or (iii) after the Participant's termination of service, he violates any provision of a non-competition, non-disclosure or non-solicitation agreement with the Corporation or Bank, as determined by the Board in its sole discretion, the entire unpaid balance of his bookkeeping account, if any, whether or not vested, will be forfeited.

         Section 4.2 Time of Payment of Benefits. All amounts credited to a Participant's bookkeeping account will be distributed to or for the benefit of the Participant or his Beneficiary as soon as practicable following the earlier of (a) the date the Participant terminates employment with the Bank for any reason, or (b) a Change in Control.

         Section 4.3 Form of Payment of Benefits. The balance of a Participant's bookkeeping account will be distributed, in cash, in a single sum, based on the amount allocated to his bookkeeping account as of the last day of the calendar quarter which coincides with or precedes the date of distribution.

         Section 4.4 Death of Participant and Beneficiary Designation.

         (a) Form and Time of Payment. If a Participant dies prior to the time his Plan benefit is to be distributed, that benefit will be paid to his Beneficiary in a single sum. Such distribution will be made as soon as practicable following the Participant's death.

         (b) Designation of Beneficiaries. The Participant may designate a primary and contingent Beneficiary on forms provided for such purpose by the Committee. Such designation may be changed at any time for any reason by the Participant. If the Participant fails to designate a Beneficiary, or if such designation is for any reason illegal or ineffective, or if the designated Beneficiary(ies) does not survive the Participant, his benefits under the Plan will be paid: (i) to his surviving spouse; (ii) if there is no surviving spouse, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant's will or applicable intestacy law; or (iii) in the event that there is no such representative duly appointed and qualified within 60 days after the date of death of the Participant, then to such persons as, at the date of his death, who would be entitled to share in the distribution of the Participant's estate under the provisions of the applicable statutes then in force governing the descent of intestate property, in the proportions specified in such statute. The Committee may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other document believed by it to be genuine, and upon any evidence believed by it to be sufficient.

         Section 4.5 Repayment of Benefits. Notwithstanding any other provision of the Plan or any written agreement between the Participant and the Corporation or Bank, if the Participant (i) incurs a termination of service for Cause; (ii) incurs a termination of service for reasons other than Cause but the Board later determines, in its sole discretion, that while the Participant was employed, he committed one or more acts or omissions that would have constituted grounds for termination of service for Cause; or (iii) after the Participant's termination of service, he violates any provision of a non-competition, non-disclosure or non-solicitation agreement with the Corporation or Bank, as determined by the Board in its sole discretion, the Participant or his Beneficiary, as the case may be, must repay to the Corporation the portion of his benefit attributable to Matching and/or Supplemental Contributions previously paid to such Participant or his Beneficiary. If the Board makes such determination, it will notify the Participant, or Beneficiary, and, within 30 days of receipt of such notice, the Participant, or his Beneficiary, will repay such benefit to the Corporation.

                                   ARTICLE V
                                   ---------
                               PLAN ADMINISTRATION
                               -------------------

         Section 5.1 Administration by the Committee. The Committee will be responsible for administering the Plan. Except as the Board may otherwise expressly determine, the Committee will be charged with the full power and responsibility for administering the Plan in all its details.

         Section 5.2 Powers and Responsibilities of the Committee.

         (a) The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual's eligibility to participate in the Plan; to require information from a Participant or Beneficiary; to determine whether a Participant has actually terminated employment; to determine a Participant's bookkeeping account balance; to determine the amount, manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Section 5.3, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee's responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding on all parties. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more members of the Committee.

         (b) The Committee may adopt any rule or rules it deems necessary, desirable, or appropriate in the administration of the Plan. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or Beneficiary.

         (c) The Committee may require a Participant or Beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all the information so furnished to it, including the Participant's or Beneficiary's current mailing address.

         Section 5.3 Claims Procedure. Any Participant or Beneficiary may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.

         (a) Filing a Claim. If filed, a claim for a Plan benefit must be filed with the Committee or with a person named by the Committee to receive claims under the Plan in writing.

         (b) Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or Designated Beneficiary under the Plan ("claimant"), the claimant will be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification will contain specific reference to the pertinent Plan provisions on which the denial or limitation is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will further provide appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review. This written notification will be given to a claimant within 90 days after receipt of his claim by the Committee, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the 90-day period, and that notice will indicate the special circumstances which make the postponement appropriate.

         (c) Right of Review. In the event of a denial or limitation of his benefit, the claimant or his duly authorized representative will be permitted to review pertinent documents and to submit to the Committee issues and comments in writing. In addition, the claimant or his duly authorized representative may make a written request for a full and fair review of his claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Committee in appropriate cases.

         (d) Decision on Review. A decision will be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days after the receipt of such request for review. Any decision by the Committee will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific Plan provisions on which the decision is based.

         (e) Court Action. No Participant or Designated Beneficiary will have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to filing a claim for benefits or exhausting his rights to review under this Section.

         Section 5.4 Income and Employment Tax Withholding. The Bank will be responsible for withholding of all applicable federal, state, city and local taxes, and the Participant or Beneficiary agrees to the withholdings from the distribution of his benefit under the Plan by accepting a benefit under the Plan.

                                   ARTICLE VI
                                   ----------
                            AMENDMENT AND TERMINATION
                            -------------------------

         Section 6.1 Amendment of the Plan. The Board may amend the Plan at any time in whole or in part in its sole discretion; provided, however, that no amendment can be adopted that would (i) cause a Participant's Plan benefit to be taxable prior to the date of its distribution or otherwise violate any provision of Code Section 409A, or (ii) reduce or take away a benefit from a Participant that the Participant had accrued under the Plan prior to the effective date of the amendment. Provided, further, no amendment can be effective on a retroactive basis, unless such amendment is determined by the Committee in its sole discretion to be required to maintain the Plan's status as an unfunded, unsecured deferred compensation plan which complies with the applicable requirements of Code Section 409A.

         Section 6.2 Termination of the Plan. The Board may terminate the Plan at any time or, on a prospective basis, reduce or cease benefit accruals at any time in its sole discretion, but may not reduce or take away a benefit from a Participant that the Participant had accrued under the Plan prior to the termination.

                                  ARTICLE VII
                                  -----------
                                  MISCELLANEOUS
                                  -------------

         Section 7.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.

         Section 7.2 Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

         Section 7.3 Governing Law. Except to the extent preempted by federal law, the Plan and all other documents executed in connection therewith will be construed in accordance with and governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. The Plan and all Award Agreements are intended to comply, and will be construed by the Board and Committee in a manner which complies, with the applicable provisions of Code Section 409A. To the extent there is any conflict between a provision of the Plan or a deferral election and a provision of Code
Section 409A, the applicable provision of Code Section 409A will control.

         Section 7.4 Headings. The descriptive headings and sections of the Plan are provided herein for convenience of reference only and will not serve as a basis for interpretation or construction of the Plan.

         Section 7.5 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

         Section 7.6 No Effect on Employment or Service. Neither the Plan nor being designated as a Participant will confer upon any Participant any right to continued employment by the Corporation or Bank, or will interfere with or limit in any way the right of the Corporation or Bank to terminate any employee's employment or service at any time, with or without Cause. Employment with the Corporation or Bank is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the employee and the Corporation or Bank. If there is any conflict between the provisions of the Plan and an employment or severance agreement between an employee and the Corporation or Bank, the provisions of the Plan will control.

         Section 7.7 Participation. No executive officer or other employee of the Bank will have the right to be selected to participate in the Plan or, having been selected, to remain a Participant. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

         Section 7.8 Liability and Indemnification. No member of the Board, the Committee or any officer or employee of the Corporation or Bank will be personally liable for any action, failure to act, decision or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Corporation and Bank (and their directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his participation in the Plan. Each person who is or was a member of the Committee, or of the Board, will be indemnified and held harmless by the Corporation against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys' fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan; and (b) any and all amounts paid by him in settlement thereof, with the Corporation's prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Corporation an opportunity, at the Corporation's expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf. The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Corporation may have to indemnify them or hold them harmless.

         The Corporation will not recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Corporation unless and until the person or persons or entity or entities acquiring control of the Corporation as a result of such Change in Control agree(s) to be bound by the terms of the Plan insofar as it pertains to deferrals theretofore made and agrees to assume and perform the obligations of the Corporation and its successor hereunder.

         Section 7.9 Nontransferability. No Plan benefit can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Plan benefit will be subject to execution, attachment or similar process. Any attempted or purported transfer of a Plan benefit in contravention of the Plan will be null and void ab initio and of no force or effect whatsoever.

         Section 7.10 Funding. Benefits payable under the Plan to any person will be paid by the Corporation and/or Bank from their general assets. Neither the Corporation nor the Bank will be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Corporation or Bank may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under the Plan. Any such action or set-aside will not be deemed to create a trust of any kind between the Corporation or Bank and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Corporation or Bank.

         Section 7.11 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of that person, the Committee may provide for the distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of the claimant. Any payment made for the benefit of the person under this Section will be a payment for the account of that person and a complete discharge of any liability of the Corporation, the Bank and the Plan.

         Section 7.12 Corporate Successors. The Plan will not be terminated by a transfer or sale of assets of the Corporation or Bank or by the merger or consolidation of the Corporation or Bank into or with any other corporation or other entity (a "Transaction"), but will be binding after the Transaction upon the transferee, purchaser or successor entity.

         Section 7.13 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

         Section 7.14 Action by the Corporation. Any action required of or permitted by the Corporation under the Plan will be by resolution of the Board, or by a person or persons authorized by resolution of the Board.

         Section 7.15 Information to be Furnished by Participants. Participants and Beneficiaries must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on the Participant or Beneficiary furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.